Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ventrus Biosciences, Inc. (a development stage company) on Form S-3 (No. 333-179259) and Form S-8 (No. 333-173613) of our reports dated March 14, 2013, on our audits of the financial statements as of December 31 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012 and for the period from October 7, 2005 (inception) to December 31, 2012, and the effectiveness of Ventrus Biosciences, Inc.’s internal control over financial reporting as of December 31, 2012, which reports are included in this Annual Report on Form 10-K to be filed on or about March 15, 2013. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

March 14, 2013